Exhibit 23

The Dow Chemical Company:

We consent to the incorporation by reference in this Registration Statement of The Dow Chemical Company on Form S-8 of our report dated March 28, 2001, appearing in the Current Report on Form 8-K dated April 4, 2001, of The Dow Chemical Company, and to the reference to us under Item 3, "Incorporation of Documents by Reference," of this Registration Statement.

Deloitte & Touche LLP

Midland, Michigan

August 10, 2001